Exhibit 10.4

Share Sale Agreement

This share sale agreement (Agreement) is made on the 9th day of February  2022 between the following parties:

1.	Hai Di Lao Holdings Pte. Ltd. (Company Registration No. 201305315G), a company incorporated under the laws of Singapore and having its registered office at 80, Robinson Road #02-00 Singapore 068898 (Vendor); and

2.	Singapore Super Hi Dining Pte. Ltd. (Company Registration No. 202039985W), a company incorporated under the laws of Singapore and having its registered office at 80, Robinson Road #02-00 Singapore 068898 (Purchaser),

(collectively, the Parties and individually, a Party).

RECITALS:

A.	Hai Di Lao Malaysia Sdn Bhd (Registration No. 201801018039 (1280055-D)) is a private limited company incorporated under the laws of Malaysia with its registered office at Level 6, Menara 1 Dutamas, Solaris Dutamas, No. 1, Jalan Dutamas 1, 50480 Kuala Lumpur, Malaysia (Company). As at the date of this Agreement, the Company has a total share capital of Ringgit Malaysia Six Million (RM6,000,000.00) represented by six million (6,000,000) fully paid-up and issued ordinary shares (Sale Shares).

B.	The Vendor is the sole legal and beneficial owner of the Sale Shares, which represents the entire issued and paid-up share capital of the Company.

C.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares from the Vendor, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree, in consideration of the mutual promises contained in this Agreement, as follows:

1	Sale and purchase

1.1	The Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase the Sale Shares subject to the terms and conditions herein contained.

1.2	The Sale Shares are sold –

(a)	free from any and all liens, charges, mortgages, pledge, assignment, debenture, hypothecation, retention of title, security interest, easement, covenant, option, right of first refusal, adverse claim, rent-charge or other right of whatever nature (collectively, the Encumbrances) and with full legal and beneficial title; and

(b)	with all rights, benefits and entitlements attaching thereto (including all dividends and distributions declared in respect thereof), with effect from the Completion Date (as defined in clause 4.2 of this Agreement).

2	Purchase Price

The purchase price for the Sale Shares is the Ringgit Malaysia equivalent of USD1 (Purchase Price) (based on the conversion rate of RM4.1905 to USD1.00 published by Bank Negara Malaysia as at 24 January 2022) and shall be paid by the Purchaser to the Vendor in cash in the manner as set out in clause 4.2(b)(2) of this Agreement.

3	Condition Precedent

3.1	The obligations of the Parties that are set out in this Agreement shall be conditional upon the receipt of all approvals, consents and waivers from:

(a)	the relevant creditors, existing financiers, customers, suppliers, landlords or other counterparty to contracts entered into by the Company as may be required under such relevant contracts; and

(b)	the relevant licensing or regulatory body, governmental agency or such other authorities as may be required under the relevant licences or permits of the Company or applicable laws and regulations which the Company is subject to, in relation to the sale and purchase and the transfer of the Sale Shares as contemplated under this Agreement within one (1) month from the date of this Agreement or such other date as may be agreed upon between the Parties (Cut-Off Date).

3.2	The Parties shall use their respective best endeavours to procure the condition precedent stipulated in clause 3.1 and shall take all such actions as are necessary to fulfill such condition precedent as soon as reasonably practicable.

3.3	Notwithstanding any provision herein, the condition precedent stipulated in clause 3.1 is for the benefit of the Purchaser and may be waived, to the extent permitted by law, in part or in whole by the Purchaser. The Purchaser shall not hold the Vendor liable for any resulting loss or damage incurred due to such condition under clause 3.1 being waived (in part or in whole) by that Purchaser.

3.4	If the condition precedent referred to in clause 3.1 is not fulfilled (and not waived by the Purchaser) in accordance with the terms herein on or before the Cut-Off Date, the Purchaser may terminate this Agreement by giving written notice to the Vendor, whereupon this Agreement shall terminate and be of no further effect (other than any provisions which are expressed to survive and apply after the termination of this Agreement) and thereafter, no Party shall have any further claims whatsoever against the other Party pursuant to this Agreement save for any antecedent breach.

3.5	This Agreement shall become unconditional on the date on which the condition precedent referred to in clause 3.1 is fulfilled satisfactorily (or waived) in accordance with the terms herein (Unconditional Date).

4	Completion

4.1	Pre-Completion Obligations

Simultaneous with the execution of this Agreement, the Parties or their authorised representatives shall exchange a copy of, or where applicable a draft of, the document(s) as referred in clause 4.2 below to be delivered on the Completion Date for the other Party’s approval and such approval shall not be unreasonably withheld or delayed.

4.2	Completion

Completion shall take place within one (1) month from the Unconditional Date (or such other date as may be agreed upon between the Parties) (Completion Date) at the office of the Vendor, or on such other date and place as the Parties may mutually agree in writing whereby:

(a)	The Vendor shall deliver to the Purchaser –

(i)	the original share certificates for the Sale Shares, if any;

(ii)	the duly signed and undated transfer forms for the transfer of the Sale Shares in favour of the Purchaser;

(iii)	a certified true copy of the resolution of the board of directors of the Company approving and authorising (i) the transfer of the Sale Shares from the Vendor to the Purchaser, (ii) the issuance of and the affixing of the Company’s common seal unto the share certificate representing the Sale Shares in favour of the Purchaser; and (iii) the registration of the Purchaser in the Company’s Register of Members as the holder of the Sale Shares;

(iv)	a certified true copy of the resolution of the board of directors (and if required by law or the Vendor’s constitution, shareholder) of the Vendor approving and authorising, inter alia, (i) the entry into this Agreement, and (ii) authorisation for the execution by the Vendor of this Agreement and any other relevant documents in connection therewith (including authorisation of the authorised representative to sign, execute or act on behalf of the Vendor); and

(v)	to the Vendor’s best and reasonable endeavours, all other papers and documents of the Company which are in the possession of or under the control of the Vendor.

(b)	The Purchaser shall –

(i)	deliver to the Vendor a certified true copy of the resolution of the board of directors (and if required by law or the Purchaser’s constitution, shareholder) of the Purchaser approving and authorising, inter alia, (i) the entry into this Agreement, and (ii) authorisation for the execution by the Purchaser of this Agreement and any other relevant documents in connection herewith (including authorisation of the authorised representative to sign, execute or act on behalf of the Purchaser); and

(ii)	pay the Purchase Price to the Vendor.

4.3	Partial Completion

In the event any of the requirements under clauses 4.2(a) and 4.2(b) are not complied with

(a)	Parties may agree in writing to defer the Completion Date to a date not more than thirty (30) days after that date (in which case the provisions of this clause shall also apply to the Completion Date as so deferred);

(b)	Parties may agree in writing to proceed with the Completion Date so far as practicable but without prejudice to any other rights which either Party may have under this Agreement and on such terms to be agreed upon by the Parties; or

(c)	either Party may issue a notice in writing to the other Party whereby this Agreement shall terminate (Notice of Termination) and the provisions of clause 8 shall apply.

5	Title and risk

The ownership, possession and risk in the Sale Shares shall pass from the Vendor to the Purchaser upon Completion.

6	Representation and Warranties

6.1	Parties’ Representation and Warranties

Each Party hereby represents and warrants to the other Party that:

(a)	all facts in relation to the it as set out in this Agreement remain and/or are true, accurate and correct in all respects and not misleading and shall continue to be so up to and including the Completion Date;

(b)	all actions, conditions and things required to be taken, fulfilled and/or done (including without limitation the obtaining of any necessary consents or licence or the making of any filing or registration) in order to enable it to lawfully enter into, deliver, execute and carry out its obligations under this Agreement and to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and/or done;

(c)	it has the capacity, authority and full power to enter into and bind itself by this Agreement and to exercise its rights and perform its obligations hereunder and its entry into and performance of this Agreement does not and will not result in a breach of, or constitute any default under any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, any provision of its constitution or equivalent constitutive document, or any agreement to which it is a party;

(d)	all appropriate, required and necessary actions shall be taken to authorise the execution of this Agreement and the exercise and performance of its rights and obligations hereunder, and this Agreement, when executed, shall constitute legal, valid and binding obligation on it;

(e)	it has not been wound-up and is a going concern and there are no winding-up proceedings or any other criminal or civil actions being commenced and/or instituted by any person against it; and

(f)	each and all the representations and warranties set out in this clause 6.1 are true, accurate and correct as at the date of this Agreement and shall be true, accurate and correct throughout the subsistence of this Agreement with the same force and effect as if they had been made as at that later date in the circumstances then existing.

6.2	Vendor’s Representation and Warranties

(a)	The Vendor further represents and warrants to the Purchaser that:

(i)	the Vendor is the legal and beneficial owner of the Sale Shares held by it and is entitled to sell such Sale Shares to the Purchaser free from all Encumbrances and together with all rights, benefits and entitlements attaching thereto;

(ii)	the relevant particulars contained in Recitals are true and accurate;

(iii)	there is no restriction, contractual or otherwise, binding on the Vendor against the sale or transfer of the Sale Shares held by the Vendor to the Purchaser and upon Completion, the legal title and beneficial ownership in such Sale Shares will be vested in the Purchaser;

(iv)	the Company has been duly established and incorporated in accordance with the laws of Malaysia and is validly existing and has the legal right, capacity and full power and authority to carry out its business in accordance with its Constitution, and that it is not in breach of its constitutional documents;

(v)	all licences, consents, permits, certificates, authorisations and approvals required by the Company for the conduct of its businesses are valid and subsisting and in full force and effect;

(vi)	the Company is not under any current or pending winding-up proceedings, including any application being made by any party against the Company for winging-up; or any resolution passed or proposed in a meeting of the Company for winding-up; or any steps taken or process instituted, for the winding-up;

(vii)	the Company’s audited accounts have been prepared on a consistent basis in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia and complies with all the applicable laws and regulatory requirements; and

(viii)	each and all the representations and warranties set out below in this clause 6.2(a) are true, accurate and correct as at the date of this Agreement and shall be true and correct throughout the subsistence of this Agreement with the same force and effect as if they had been made as at that later date in the circumstances then existing.

(b)	The Vendor hereby acknowledges and confirms that the Purchaser has entered into this Agreement in reliance on, inter alia, the aforementioned warranties.

(c)	If after the execution of this Agreement and prior to the Completion Date, any event shall occur which results or may result in any of the aforementioned warranties being unfulfilled, untrue, inaccurate or incorrect at the Completion Date, the Vendor shall immediately notify the Purchaser in writing thereof prior to the Completion Date and the Vendor shall take such action, at their own costs, as necessary or as the Purchaser may require.

6.3	Basis of warranties

(a)	Each of the warranties in this clause 6 is without prejudice to any other warranty or undertaking and, except where expressly stated, no warranty governs or limits the extent or application of any other warranty.

(b)	Each of the warranties in this clause 6 is deemed to be given as at the date of this Agreement and to be repeated on each day throughout the subsistence of this Agreement up to the Completion Date in relation to the facts then existing.

7	Confidentiality and announcements

7.1	Confidentiality

(a)	For the purposes of this clause 7:

(i)	“Confidential Information” refers to any and all information in whatever form received or obtained by a Party as a result of entering into or performing an obligation which relates to the provisions or subject matter of this Agreement, including any information received or obtained from any Party to this Agreement or during the negotiations relating to this Agreement; and

(ii)	“Connected Persons” refers to, in relation to a Party, the officer, employee, agent, adviser or representative of that Party in each case, including any parent company of that Party from time to time.

(b)	Except as referred to in clause 7.1(d), each Party shall:

(i)	treat such Confidential Information as strictly confidential and hold it in strict confidence;

(ii)	not copy or reproduce any such Confidential Information;

(iii)	not disclose any Confidential Information to any person other than a Connected Person; and

(iv)	use the Confidential Information only for the purposes of exercising or performing its rights and obligations under this Agreement.

(c)	Each Party shall use its reasonable endeavours to procure and cause all of its Connect Persons who have or are likely to have access to all such Confidential Information, to observe all the obligations of confidentiality under this clause 7.1(b).

(d)	Any Party (or its Connected Persons) may disclose Confidential Information which would otherwise be confidential if and to the extent–

(i)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject to wherever situated provided that it has notified the other Party of such required disclosure;

(ii)	it considers it necessary or expedient to disclose the Confidential Information to its professional advisers, auditors and bankers provided that such other party receiving the Confidential Information under this clause 7.1(d)(2) agrees to confidential obligations substantially the same as those set out in clause 7.1(b);

(iii)	such Confidential Information was already in the public domain when it was first made available to or received by the receiving party;

(iv)	such Confidential Information subsequently enters the public domain, other than through a breach of clause 7.1(b); or

(v)	the Confidential Information is required to be disclosed for the purpose of any arbitral or judicial proceeding arising out of this Agreement.

(e)	Each Party and its Connected Persons shall disclose Confidential Information as permitted under clause 7.1(d) to the extent necessary and reasonably required for such disclosure.

(f)	Each Party and its Connected Persons may retain any Confidential Information to the extent required, and for the time period specified, by any applicable law, including the rules of a professional body or under the terms of any of its insurance policies.

(g)	The provisions of this clause 7.1 shall survive the Completion or termination of this Agreement.

7.2	Announcements

Save for announcements or disclosures required by law or other authority or regulatory body, no announcement (including any public announcement, communication or circular) concerning the terms of this Agreement is to be made by or on behalf of any of the Parties without the prior written consent of the others, such consent not to be unreasonably withheld or delayed.

8	Termination

8.1	Except as otherwise provided in clauses 3.4 and 4.3(c) and this clause 8, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

8.2	Purchaser’s right to terminate

Prior to Completion, the Purchaser may, at any time while a default subsists, give a Notice of Termination to the Vendor in the event that —

(a)	the Vendor fails, neglects or refuses to complete the transfer of the Sale Shares in accordance with the provisions of this Agreement; or

(b)	the Vendor fails, neglects or refuses to perform or comply with any of its undertakings and covenants on its part herein to be performed under or pursuant to this Agreement; or

(c)	a petition for winding-up is presented against the Company and is not defended within the time as prescribed by the law; or

(d)	an order or a members’ resolution is passed for the winding-up of the Company.

8.3	Termination in event of insolvency

Prior to Completion, either Party may, at any time, give a Notice of Termination to the other Party if —

(a)	the other Party is or becomes, or is adjudicated or found to be, bankrupt or insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to that Party under any law regulation or procedure relating to reconstruction or adjustment of debts; or

(b)	an administrator or receiver or a receiver and manager is appointed over any part of the assets or undertaking of the other Party including a distress, attachment or execution being levied or enforced upon such assets or undertakings of that other party.

8.4	Consequences of termination

In the event of a Notice of Termination being duly given under the provisions of clause 8.2 or 8.3 –

(a)	the Purchaser shall, on the next Business Day or at the soonest possible after receiving the Notice of Termination, return all documents, if any, delivered to them under clauses 4.1 and 4.2(a); and

(b)	the Vendor shall, on the next Business Day or at the soonest possible after receiving the Notice of Termination, return all documents, if any, delivered to them by or on behalf of the Purchaser (including the documents so received under clauses 4.1 and 4.2(b)) and return any part of the Purchase Price received by or on behalf of the Vendor to the Purchaser; and

8.5	Post-termination

(a)	Following the giving of a Notice of Termination under this clause 8 or any of the provisions of this Agreement, neither Party shall have any liability or further obligation under this Agreement to the other Party, except in respect of –

(i)	their respective obligations under clause 8.4;

(ii)	any obligation under this Agreement which is expressed to survive and apply after the termination of this Agreement; and any rights or obligations which have accrued in respect of any breach of any of the provisions of this Agreement to either Party prior to such termination.

(b)	Neither Party shall have any claim under this Agreement of any nature against the other Party, provided that no termination of this Agreement shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination or extinguish any rights of any Party which have accrued before termination or under any of the provisions survive and apply after termination.

9	Costs and expenses

9.1	Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution, completion and implementation of this Agreement.

9.2	The Purchaser shall pay all stamp duties and registration fees in respect of this Agreement.

10	Notices

10.1	A notice, request, demand, consent or approval (each a Notice) under this Agreement must –

(a)	be in writing and in English;

(b)	signed by the Party or the Party’s authorised officer, attorney or solicitor; and

(c)	either delivered personally to the Party to whom it is addressed to, or left at or sent by prepaid post to the Party’s address given below:

(i)	if to the Vendor: 80 Robinson Road #02-00 Singapore (068898)

(ii)	if to the Purchaser: 80 Robinson Road #02-00 Singapore (068898)

10.2	A Notice is taken as given by the sender and received by the intended recipient–

(a)	if delivered by hand, at the time of delivery; or

(b)	if by post, within five (5) business days after posting,

but if delivery or receipt is on a day which is not a business day or is after 5.00 p.m. on that day at the place of delivery or receipt, it is taken as given at 9.00 am on the next business day.

10.3	A Party may change its address for Notices by giving notifying in writing to the other Party.

11	General

11.1	This Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters dealt with in this Agreement and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, and was not entered into by the Parties in reliance of any other agreement, understanding, warranty or representation of any Party not expressly contained or referred to in this Agreement.

11.2	This Agreement shall take effect on the date entered on the first page of this Agreement irrespective of the diverse or different dates upon which the respective Parties may have executed this Agreement.

11.3	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts and the counterparts, taken together, shall constitute one and the same instrument. Each counterpart is an original. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

11.4	No amendment or waiver of or supplement to or variation to any of the provisions of this Agreement will be effective and valid unless it is in writing and signed by the Parties or its authorised representatives.

11.5	This Agreement and any rights, interests or obligations under this Agreement will be binding upon and enure for the benefit of the successors of the Parties but shall not be assignable by any Party without the prior written consent of the other. Neither Party may grant, declare, create or dispose of any right or interest or sub-contract the performance of any of its obligations under this Agreement without prior written consent of the other Party.

11.6	If any provision of this Agreement is or may become under any written law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable, then –

(a)	such provision will be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability; and

(b)	the remaining provisions of this Agreement will remain in full force and effect.

In this case, Parties shall endeavour to negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being unenforceable and shall execute all agreements and documents required in this connection.

11.7	Time wherever mentioned is of the essence of this Agreement, both as regards the dates and periods specifically mentioned in this Agreement and as to any dates and periods which may be agreed in writing between the Parties be substituted for them.

11.8	A Party waives a right under this Agreement only if it does so in writing. A Party does not waive a right simply because it fails or delays to exercise any right or only exercises part of the right.

11.9	The provisions of this Agreement, and the rights and remedies provided in this Agreement are cumulative and are without prejudice and in addition to any rights or remedies of the Parties provided at law or in equity, and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy will affect, hinder, prevent or impair any such right or remedy.

11.10	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement is governed by, and will be interpreted and construed in accordance with, the laws of Malaysia. Parties agree to submit to the exclusive jurisdiction of the courts of Malaysia.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Signed for and on behalf of

HAI DI LAO HOLDINGS PTE. LTD.

(Company Registration No. 201305315G)

in the presence of:

/s/ Chua Simin	/s/ Shu Ping

Witness	Director

Name: Chua Simin	Name: Shu Ping

Signed for and on behalf of

SINGAPORE SUPER HI DINING PTE. LTD.

(Company Registration No. 202039985W)

in the presence of:

/s/ Cynthia Peh Wei Ting	/s/ Sean Shi

Witness	Director

Name: Cynthia Peh Wei Ting	Name: Sean Shi